Exhibit 17.2
May 25, 2010
Board of Directors
UIL Holdings Corporation
157 Church Street
New Haven, CT 06506
RE: Disclosure in Form 8-K
Ladies and Gentlemen:
This letter confirms that I have reviewed the Company’s statements in its Form 8-K dated May 25, 2010, regarding the reasons for my resignation from the Company’s Board of Directors. I agree that the statements in the Company’s Form 8-K accurately reflect my views as stated in my resignation letter.
Yours truly,
/s/ Marc C. Breslawsky
Marc C. Breslawsky